EXHIBIT 99.2

FOR IMMEDIATE RELEASE

David Hastings

Executive Vice President and Chief Financial Officer

(302) 498-6883

Incyte Announces Proposed Offering of $150 Million

Convertible Subordinated Notes

Wilmington, DE—February 11, 2004—Incyte Corporation (Nasdaq: INCY) today announced that it intends to offer, subject to market and other conditions, $150 million of Convertible Subordinated Notes due 2011 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. The notes will bear interest, and will be convertible into shares of Incyte’s common stock at a rate and price to be determined. Incyte expects to grant the initial purchasers of the notes an option to purchase up to an additional $50 million aggregate principal amount of the notes.

Incyte intends to use the net proceeds of this offering for general corporate purposes, including repayment of outstanding debt.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market and other conditions that may affect Incyte’s ability to complete the proposed financing, general market conditions that may affect Incyte’s proposed repayment of outstanding debt, and other risks detailed from time to time in Incyte’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Incyte disclaims any intent or obligation to update these forward-looking statements.